Dec. 21, 2016

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Brian Davis
Executive Vice President	Senior Vice President	Senior Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	Media@BBT.com
AGreer@BBandT.com	TGjesdal@BBandT.com

BB&T names Henson president

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that Chris Henson has been named president, BB&T Corporation, and president, Branch Banking and Trust Company. The announcement is effective immediately.

As president and chief operating officer, Henson oversees many of BB&T’s core businesses including Data and Technology Services; Deposit, Payment and Operations Services; Enterprise Digital Strategy; Enterprise Marketing, Sales and Experience Group; Financial Services; Human Systems; Legal; Insurance Services; Mortgage and BB&T’s Specialized Lending subsidiaries. In 2017, he will also oversee BB&T’s Community Banking division, following the retirement of Ricky Brown. Henson will continue to report to Chairman and Chief Executive Officer Kelly S. King.

"Chris has served BB&T in an outstanding way in a variety of roles,” King said. “I am pleased the board is recognizing Chris’ exceptional leadership and nearly 32 years of outstanding performance with this well-deserved promotion."

After completing BB&T’s Leadership Development Program in 1985, Henson assumed several leadership positions within the Community Banking group. His roles included city executive in Wilson and Greensboro, N.C.; regional president of the Hampton Roads (Virginia) and Atlanta regions; and Georgia state president. Named to BB&T's Executive Management Team in 2004, he assumed the role of chief financial officer in 2005 and has served in his current role as chief operating officer since January 2009.

"I’m grateful for this recognition and optimistic about the future of this organization,” Henson said. "As part of the best team in the industry, I’ll continue to work alongside our world-class associates to create the best financial institution possible."

A native of Boone, N.C., Henson earned his bachelor's degree from High Point University. He is a graduate of Young Executive Institute at the University of North Carolina at Chapel Hill and the Advance Management Program at Duke University.

Henson currently serves as chair of the Commission on Ending Homelessness in Winston-Salem, N.C., and as a member of the board of trustees for High Point University.

BB&T’s Executive Management team, which sets policy and direction for the corporation, includes King; Chief Financial Officer Daryl Bible; Henson; Chief Risk Officer Clarke Starnes; Chief Digital Officer W. Bennett Bradley; Chief Information Officer Barbara Duck; Deputy Chief Risk Officer Jim D. Godwin; Deposit, Payment and Operations Services Manager Donna Goodrich; General Counsel and Corporate Secretary Robert Johnson Jr.; Lending Group Manager Brant J. Standridge; President of Community Banking David H. Weaver; Chief Client Experience Officer Dontá L. Wilson; and President and CEO of BB&T Securities and Financial Services Manager Rufus Yates.

King expects to remain in his role as Chairman and CEO for the foreseeable future. With BB&T’s Executive Management Team averaging 24 years of tenure with the company and a proven succession plan in place, BB&T is well positioned what lies ahead.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $222.6 billion in assets and market capitalization of approximately $30.6 billion, as of Sept. 30, 2016. Based in Winston-Salem, N.C., the company operates 2,220 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. BB&T also has been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

###